Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the statement on Schedule 13D with respect to the common stock of EMAK Worldwide, Inc. dated as of July 16, 2008 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: July 16, 2008

/s/ Donald A. Kurz
Donald A. Kurz

/s/ Samuel Konig
Samuel Konig

/s/ Michael Konig
Michael Konig

TRINAD CAPITAL MASTER FUND, LTD.

By: /s/ Jay Wolf
Name: Jay Wolf
Title: Director

SEMS DIVERSIFIED VALUE, LP
By: Sems Advisors, LLC, its General Partner

By: /s/ Lloyd Sems
Name: Lloyd Sems
Title: Managing Member

/s/ Mitchell H. Kurz
Mitchell H. Kurz